Exhibit No. 1
Form 10-QSB
Datigen.com, Inc.
File No. 0-26027

                     RECONVEYANCE AGREEMENT

     On or about January 5, 2000, Steven Lloyd ("Lloyd") assigned all right, title, and interest in and to the computer software programs and websites (including domain names) designated as WebTest, Forman, Userpro, Visual Telnet, File Manager, Ping Pong, Sentinel, E-Read, Datigent.com, Datigent.org, Datigent.net, Inshift.com, Inshift.org, and Inshift.net, and all technology (including, without limitation, software, scripts, data files, and other electronic data and source and object code) necessary to create, maintain, and operate the computer software (collectively the "Product") to Datigen.com, Inc., a Utah corporation formerly Atomic Giant.Com, Inc., ("Company") in exchange for 200,000 shares of the common stock of the Company (the "Shares"). The parties now desire to unwind the transaction by reconveying the Product to Lloyd and returning the Shares to the Company.

     The Company hereby reconveys, assigns, and transfers to Lloyd all right, title, and interest in and to the Product. Concurrently with the execution and delivery of this Agreement, Lloyd is delivering to the Company for cancellation all certificates representing the Shares, duly endorsed for transfer with signature guarantees.

     From and after the date of this Agreement, the Company shall sign and deliver to Lloyd any and all instruments or documents of transfer required to confirm in Lloyd all right, title, and interest in and to the Product.

     Agreed and entered into this 1st day of November 2000.

                                   /s/ Steven Lloyd

                                   DATIGEN.COM, INC.

                                   By: /s/ Joseph Ollivier